Exhibit 99.3

NOMINATION AND CORPORATE GOVERNANCE COMMITTEE CHARTER

OF

BELIVE HOLDINGS

I. PURPOSE:

The purpose of the Nomination and Corporate Governance Committee (the “Nomination and Corporate Governance Committee”) of the Board of Directors (the “Board”) of BeLive Holdings (the “Company”) shall be to review and make recommendations to the Board regarding matters concerning corporate governance; review the composition of and evaluate the performance of the Board; recommend persons for election to the Board and evaluate director compensation; review the composition of committees of the Board and recommend persons to be members of such committees; review and maintain compliance of committee membership with applicable regulatory requirements; and review conflicts of interest of members of the Board and corporate officers.

In addition, the Nomination and Corporate Governance Committee will undertake those specific duties and responsibilities listed below and such other duties as the Board may from time to time prescribe.

II. COMMITTEE MEMBERSHIP:

The Nomination and Corporate Governance Committee shall consist of no fewer than two members of the Board. All members of the Nomination and Corporate Governance Committee shall be appointed by a majority of the Board and shall be independent of the Company and its affiliates, shall have no relationship to the Company or its affiliates that may interfere with the exercise of their independence, and shall otherwise be deemed to be “independent directors” as defined in Rule 5605 (e)(2) of the NASDAQ Listing Rules. The Board may designate one member of the Nomination and Corporate Governance Committee as its Chair. The Nomination and Corporate Governance Committee may form and delegate authority to subcommittees, consisting of no fewer than two members of the Nomination and Corporate Governance Committee, when appropriate. No member of the Nomination and Corporate Governance Committee shall be removed except by a majority vote of the independent directors then in office.

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III. RESPONSIBILITIES:

The responsibilities and duties of the Nomination and Corporate Governance Committee shall include:

A. Composition of the Board of Directors, Evaluation, and Nomination Activities

1.	Reviewing the composition and size of the Board and determining the criteria for membership of the Board, including issues of character, judgment, independence, diversity, age, expertise, corporate experience, length of service, and other commitments outside the Company.

2.	Conducting an annual evaluation of the Board.

3.	Identifying, considering, and recommending candidates to fill new positions or vacancies on the Board, and reviewing any candidates recommended by stockholders in accordance with the bylaws. In performing these duties, the Committee shall have the authority to retain any search firm to be used to identify candidates for the Board and shall have sole authority to approve the search firm’s fees and other retention terms.

4.	Evaluating the performance of individual members of the Board eligible for re-election and recommending the director nominees by class for election to the Board by the stockholders at the annual meeting of stockholders.

5.	Evaluating director compensation, consulting with outside consultants when appropriate, and making recommendations to the Board regarding director compensation.

6.	Reviewing and making recommendations to the Board with respect to a Director Option Plan and any proposed amendments thereto, subject to obtaining stockholder approval of any amendments as required by law or NASDAQ Listing Rules or otherwise.

7.	Selection of New Directors.

a.	Recommend to the Board criteria for Board and committee membership, which shall include a description of any specific, minimum qualifications that the Nomination and Corporate Governance Committee believes must be met by a Nomination and Corporate Governance Committee recommended nominee, and a description of any specific qualities or skills that the Nomination and Corporate Governance Committee believes are necessary for one or more of the Company’s directors to possess, and annually reassess the adequacy of such criteria and submit any proposed changes to the Board for approval.

b.	Establish a policy regarding the consideration of director candidates recommended by stockholders.

c.	Establish procedures to be followed by security holders in submitting recommendations for director candidates to the Nomination and Corporate Governance Committee. The current procedures to be followed by security holders are set forth below:

i.	All security holder recommendations for director candidates must be submitted to the Secretary of the Company, who will forward all recommendations to the Nomination and Corporate Governance Committee.

ii.	All security holder recommendations for director candidates must be submitted to the Secretary of the Company not less than 120 calendar days prior to the date on which the Company’s proxy statement was released to stockholders in connection with the previous year’s annual meeting.

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iii.	All security holder recommendations for director candidates must include the following information:

1.	The name and address of record of the security holder.

2.	A representation that the security holder is a record holder of the Company’s securities, or if the security holder is not a record holder, evidence of ownership in accordance with Rule 14a-8(b)(2) of the Securities Exchange Act of 1934.

3.	The name, age, business and residential address, educational background, current principal occupation or employment, and principal occupation or employment for the preceding five (5) full fiscal years of the proposed director candidate.

4.	A description of the qualifications and background of the proposed director candidate which addresses the minimum qualifications and other criteria for Board membership approved by the Board from time to time and set forth in this Charter.

5.	A description of all arrangements or understandings between the security holder and the proposed director candidate.

6.	The consent of the proposed director candidate (i) to be named in the proxy statement relating to the Company’s annual meeting of stockholders and (ii) to serve as a director if elected at such annual meeting.

7.	Any other information regarding the proposed director candidate that is required to be included in a proxy statement filed pursuant to the rules of the Securities and Exchange Commission.

d.	Establish a process for identifying and evaluating nominees for the Board, including nominees recommended by security holders. The current process for identifying and evaluating nominees for the Board is as follows:

i.	The Nomination and Corporate Governance Committee may solicit recommendations from any or all of the following sources: non-management directors, the Chief Executive Officer, other executive officers, third-party search firms, or any other source it deems appropriate.

ii.	The Nomination and Corporate Governance Committee will review and evaluate the qualifications of any such proposed director candidate and conduct inquiries it deems appropriate.

iii.

The Nomination and Corporate Governance Committee will evaluate all such proposed director candidates in the same manner, with no regard to the source of the initial recommendation of such proposed director candidate.

In identifying and evaluating proposed director candidates, the Nomination and Corporate Governance Committee may consider, in addition to the minimum qualifications and other criteria for Board membership approved by the Board from time to time, all facts and circumstances that it deems appropriate or advisable, including, among other things, the skills of the proposed director candidate, his or her depth and breadth of business experience or other background characteristics, his or her independence and the needs of the Board.

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e.	Upon identifying individuals qualified to become members of the Board, consistent with the minimum qualifications and other criteria approved by the Board from time to time, recommend that the Board select the director nominees for election at each annual meeting of stockholders; provided that, if the Company is legally required by contract or otherwise to provide third parties with the ability to nominate individuals for election as a member of the Board (pursuant, for example, to the rights of holders of preferred stock to elect directors upon a dividend default or in accordance with shareholder agreements or management agreements), the selection and nomination of such director nominees shall be governed by such contract or other arrangement and shall not be the responsibility of the Nomination and Corporate Governance Committee.

f.	Consider recommendations in light of the requirement that a majority of the Board be comprised of directors who meet the independence requirements set forth in Rule 5605(a)(2) of the Listing Rules of the NASDAQ Stock Market LLC.

g.	Recommend that the Board select the directors for appointment to committees of the Board.

h.	Review all stockholder nominations and proposals submitted to the Company (including any proposal relating to the procedures for making nominations or electing directors), determine whether the nomination or proposal was submitted in a timely manner and, in the case of a director nomination, whether the nomination and the nominee satisfy all applicable eligibility requirements, and recommend to the Board appropriate action on each such nomination or proposal.

B. Committees of the Board of Directors

1.	Periodically reviewing the composition of each committee of the Board and making recommendations to the Board for the creation of additional committees or the change in mandate or dissolution of committees.

2.	Recommending to the Board persons to be members of the various committees and Committee Chairperson, annually.

C. Conflicts of Interest

1.	Reviewing and monitoring compliance with the Company’s Code of Business Conduct and Ethics.

2.	Considering questions of possible conflicts of interest of members of the Board and of corporate officers.

3.	Reviewing actual and potential conflicts of interest of members of the Board and corporate officers and clearing any involvement of such persons in matters that may involve a conflict of interest.

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IV. GENERAL

The Nomination and Corporate Governance Committee may establish and delegate authority to subcommittees consisting of one or more of its members, when the Nomination and Corporate Governance Committee deems it appropriate to do so in order to carry out its responsibilities.

The Nomination and Corporate Governance Committee shall make regular reports to the Board concerning areas of the Nomination and Corporate Governance Committee’s responsibility.

In carrying out its responsibilities, the Nomination and Corporate Governance Committee shall be entitled to rely upon advice and information that it receives in its discussions and communications with management and such experts, advisors, and professionals with whom the Nomination and Corporate Governance Committee may consult.

The Nomination and Corporate Governance Committee shall have the authority to request that any officer or employee of the Company, the Company’s outside legal counsel, the Company’s independent auditor or any other professional retained by the Company to render advice to the Company attend a meeting of the Nomination and Corporate Governance Committee or meet with any members of or advisors to the Nomination and Corporate Governance Committee. The Nomination and Corporate Governance Committee shall also have the authority to engage legal, accounting, or other advisors to provide it with advice and information in connection with carrying out its responsibilities and shall have sole authority to approve any such advisor’s fees and other retention terms.

The Nomination and Corporate Governance Committee may perform such other functions as may be requested by the Board from time to time.

V. MEETINGS:

The Nomination and Corporate Governance Committee will meet at least once a year. The Nomination and Corporate Governance Committee may establish its own meeting schedule, which it will provide to the Board. Special meetings may be convened as required. The Nomination and Corporate Governance Committee, or its Chair, shall report to the Board on the results of these meetings. The Nomination and Corporate Governance Committee may invite to its meetings other Directors, Corporate management, and such other persons, as the Nomination and Corporate Governance Committee deems appropriate in order to carry out its responsibilities. A majority of the members of the Nomination and Corporate Governance Committee, present in person or by means of a conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, shall constitute a quorum.

The Nomination and Corporate Governance Committee will maintain written minutes of its meetings, which shall be filed with the minutes of the meetings of the Board.

VI. EVALUATION OF THE NOMINATION AND CORPORATE GOVERNANCE COMMITTEE’S PERFORMANCE:

The Nomination and Corporate Governance Committee shall, on an annual basis, evaluate its performance under this Charter. The Nomination and Corporate Governance Committee shall address all matters that the Committee considers relevant to its performance. The Nomination and Corporate Governance Committee shall deliver a report setting forth the results of its evaluation, including any recommended amendments to this Charter and any recommended changes to the Board’s or the Company’s policies or procedures.

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VII. NOMINATION AND CORPORATE GOVERNANCE COMMITTEE RESOURCES:

The Nomination and Corporate Governance Committee may conduct or authorize investigations into or studies of matters within the Nomination and Corporate Governance Committee’s scope of responsibilities, and may retain, at the Company’s expense, such independent counsel, or other advisors as it deems necessary. The Nomination and Corporate Governance Committee shall have the sole authority to retain or terminate any search firm to be used to identify director candidates, including sole authority to approve the search firm’s fees and other retention terms, and such related fees are to be borne by the Company.

VIII. REPORTS:

The Nomination and Corporate Governance Committee will record its summaries of recommendations to the Board in written form, which will be incorporated as a part of the minutes of the meeting of the Board at which those recommendations are presented.

IX. MINUTES:

The Nomination and Corporate Governance Committee will maintain written minutes of its meetings, which minutes will be filed with the minutes of the meetings of the Board.

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